                           FIRST AMENDMENT
                                  TO
                     AGREEMENT AND PLAN OF MERGER

               THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (the "FIRST AMENDMENT") is made and entered as of the 7th day of November, 1996 by and between CONSECO, INC., an Indiana corporation ("CONSECO"), and TRANSPORT HOLDINGS INC., a Delaware corporation (the "COMPANY").

                         W I T N E S S E T H:

               WHEREAS, Conseco and the Company are parties to an Agreement and Plan of Merger, dated as of September 25, 1996
     (the "MERGER AGREEMENT");

               WHEREAS, Conseco and the Company wish to amend certain provisions of the Merger Agreement regarding the exchange offer to be made by Conseco pursuant to the provisions of the Merger Agreement;

               NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

               1. DEFINED TERMS. Terms used herein with their initial letters capitalized and not otherwise defined herein
     (including those terms so used and not defined in the recitals above) shall have the respective meanings given such terms in the Merger Agreement.

               2.   AMENDMENT OF SECTION 4.19 OF THE MERGER
     AGREEMENT. Section 4.19 of the Merger Agreement is hereby amended to read in its entirety as follows:

               4.19 EXCHANGE OFFER. Conseco shall offer to exchange, as of the Effective Time, shares of Conseco Common Stock and cash for the outstanding Series A Notes and Series B Notes as provided in this Section 4.19. The number of shares of Conseco Common Stock offered in exchange for each $1,000 in principal amount of Series A Notes or Series B Notes, as applicable, shall be equal to the product of (i) the quotient (rounded to the nearest ten-thousandth) of (A) $1,000 divided by
               (B) the conversion price of the Series A Notes or Series B Notes, as applicable, multiplied by (ii)



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
               the "Exchange Ratio". As used in this Section 4.19, "Exchange Ratio" shall be equal to the quotient (rounded to the nearest ten-thousandth) of (A) $70.00 divided by (B) the Conseco Share Price. Notwithstanding the foregoing, no fractional shares of Conseco Common Stock shall be issued pursuant to such exchange and, in lieu thereof, Conseco shall make cash payments in the manner contemplated by Section 1.9(f) of this Agreement. The amount of cash payable by Conseco pursuant to such exchange offer (in addition to amounts payable in lieu of fractional shares of Conseco Common Stock) in respect of each $1,000 principal amount of Series A Notes or Series B Notes, as applicable, shall be equal to the sum of
               (i) the "Conversion Payment" (as defined below) and (ii) an amount equal to the accrued and unpaid interest on such $1,000 principal amount of Series A Notes or Series B Notes, as applicable, through and including the Closing Date. The "Conversion Payment" in respect of each $1,000 in principal amount of Series A Notes or Series B Notes, as applicable, shall be an amount equal to the net present value of the interest that would have accrued thereon at the rate of 6% per annum from and after the Effective Time and through and including the fourth anniversary of the Effective Time, based on a discount rate of 7.5% per annum and assuming semi-annual interest payments on January 31 and July 31 of each year and that the remainder of interest would be paid on such fourth anniversary. Conseco agrees to take such action as is necessary for the making and consummation of such exchange and the issuance by it of the shares of Conseco Common Stock pursuant to such offer, including filing of a registration statement with the SEC with respect to the shares of Conseco Common Stock to be issued in exchange for the Series A Notes and the Series B Notes, as applicable. At the Company's option, such registration shall be either included in the Form S-4 or filed as a separate registration statement. If a separate registration statement is filed, the provisions of this Agreement relating to the Form S-4 will apply to such separate registration statement. In addition, Conseco agrees that if any of the shares of Conseco Common Stock issued in exchange for the Series A Notes and the Series

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
               B Notes, as applicable, shall not be immediately freely tradeable by the holder thereof, then, at the request of the holder, Conseco shall, as promptly as practicable, at Conseco's option, either (i) acquire such shares directly from such holder at the then current market price, or (ii) file and have declared effective a registration statement on Form S-3 (or other appropriate form) with the SEC to register such shares for resale by such holder and use commercially reasonable efforts to keep such registration statement effective until such time as such shares become freely tradeable. For purposes of the preceding sentence, shares which may be sold at such time pursuant to Rule 144 (as promulgated by the SEC) shall be considered "freely tradeable."

               3.   AMENDMENT OF SECTION 6.2(C) OF THE MERGER
     AGREEMENT. Section 6.2(c) of the Merger Agreement is hereby amended to read in its entirety as follows:

               (c) EXCHANGE OFFER. Holders of at least 90% of the aggregate principal amount of Series A and Series B Notes shall have accepted the offer made by Conseco pursuant to Section 4.19 to exchange such Series A and Series B Notes for shares of Conseco Common Stock and cash as of the Effective Time.

               4. COUNTERPARTS. This First Amendment may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

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               IN WITNESS WHEREOF, the parties hereto have
     executed this First Amendment as of the date and year first above written.


                              CONSECO:

                              CONSECO, INC.


                              By: /s/ Lawrence W. Inlow
                                 ---------------------------
                              Name:  Lawrence W. Inlow
                              Title:  Executive Vice President and
                                      General Counsel


                              COMPANY:

                              TRANSPORT HOLDINGS INC.


                              By:  Garland M. Lasater, Jr.
                                 ---------------------------
                              Name:  Garland M. Lasater, Jr.
                              Title:  President























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